Exhibit 99.1

NEWS RELEASE TRANSMITTED BY Business Wire

FOR:	ATLANTIC POWER CORPORATION

SYMBOL:	NYSE: AT; TSX: ATP

July 13, 2011

Atlantic Power Corporation Announces Interim Chief Financial Officer

and Interim Chief Information Officer

BOSTON, MASSACHUSETTS — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power”) today announced the appointment of Lisa Donahue of Alix Partners as interim Chief Financial Officer.  Ms. Donahue has extensive experience working with independent power and other energy related companies and will be especially instrumental in supporting the integration of Capital Power Income L.P. into Atlantic Power.

“We are pleased that Lisa was available to assist us in a broad range of financial and accounting areas while our CFO search continues to progress as planned,” said Barry Welch, President & CEO of Atlantic Power.  “Lisa’s extensive experience will be extremely useful to the financial and operational planning of the new combined Atlantic Power.  We are excited to have her focus and energy on board, and we believe that Lisa’s ability to step into a company and add value on day one will be invaluable as we move forward with this transaction.”

In addition to the naming of an interim CFO, Atlantic Power also announced the appointment of Charles W. Poppe, Jr. as interim Chief Information Officer.  Mr. Poppe most recently served as CIO for Goldman, Sachs and Company’s independent power subsidiary, Cogentrix Energy LLC, where his duties included integration of acquired assets into the Cogentrix platform, governance and process, and compliance with regulatory obligations.

“Anticipating and planning IT issues is essential to a successful integration of CPILP and Atlantic Power IT,” said Barry Welch.  “Charlie’s knowledge of architecture and his experience integrating acquisitions will allow him to provide strong guidance throughout the integration and a firm foundation for our technology platform.  We are delighted to add him to our transition team.”

About Atlantic Power

Atlantic Power Corporation owns and operates a diverse fleet of power generation and infrastructure assets in the United States.  Our power generation projects sell electricity to utilities and other large commercial customers under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  Our power generation projects in operation have an aggregate gross electric generation capacity of approximately 1,948 megawatts in which our ownership interest is approximately 871 MW.  Our corporate strategy is to generate stable cash flows from our existing assets and to make accretive acquisitions to sustain our dividend payout to shareholders, which is currently paid monthly at an annual rate of Cdn$1.094 per share.   Our current portfolio consists of interests in 12 operational power generation projects across nine states, one biomass project under construction in Georgia, and an 84-mile,500 kilovolt electric transmission line located in California.  Atlantic Power also owns a majority interest in Rollcast Energy, a biomass power plant developer with several projects under development.

Atlantic Power trades on the New York Stock Exchange under the symbol AT, on the Toronto Stock Exchange under the symbol ATP and has a market capitalization of approximately $1.0 billion.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation

Barry Welch, President & CEO

(617) 977-2700

info@atlanticpower.com